Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Annual Report on Form 20-F of International Tower Hill Mines Ltd. (the ";Company";) for the year ended May 31, 2008 of our report dated August 6, 2008, relating to the Company’s consolidated balance sheets as of May 31, 2008 and 2007 and the related consolidated statements of operations and deficit and cash flows for each of the years ended May 31, 2008, 2007 and 2006.

DATED _December 12, 2008___

/s/ MacKay LLP

By: MacKay LLP

Chartered Accountants